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[ALLIED CAPITAL LOGO]

         ALLIED CAPITAL COMPLETES ACQUISITION OF BLC FINANCIAL SERVICES

WASHINGTON, DC - JANUARY 2, 2001 -- Allied Capital Corporation (Nasdaq: ALLC) today announced that it completed its acquisition of BLC Financial Services Inc. on December 31, 2000. The new portfolio company has changed its name to Business Loan Express, Inc.

As part of the transaction, Allied Capital is merging its Allied Capital Express operations into Business Loan Express. Business Loan Express is a non-bank small business lender licensed as a participant in the SBA 7(a) Guaranteed Loan Program. The company is headquartered in New York City, has 22 offices throughout the country and is an SBA-designated Preferred Lender in 64 markets.

To effect the transaction, Allied Capital issued approximately 4.2 million shares of common stock, and BLC shareholders will receive a fixed exchange ratio of 0.18 shares of Allied Capital common stock for each share of BLC stock in a tax-free exchange. In addition, in a separate transaction, Allied Capital has acquired a corporate shareholder of BLC for approximately $9.1 million in cash.

ABOUT ALLIED CAPITAL

Allied Capital is the country's largest business development company, and provides long-term investment capital to support the expansion of growing companies nationwide. The company provides mezzanine debt and equity financing, and also participates in the real estate capital markets as an investor in commercial mortgage-backed securities. The company is headquartered in Washington, DC. For more information, please visit the web site at www.alliedcapital.com, call Allied Capital Investor Relations toll-free at
(888) 818-5298 or e-mail us at ir@alliedcapital.com.

The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in the company's periodic filings with the Securities and Exchange Commission.



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